Exhibit 15

To the Board of Directors and Stockholders of
Logistics Management Resources, Inc.

We have reviewed the accompanying balance sheet of Logistics Management Resources, Inc. as of March 31, 2004, and the related statements of operations, shareholders’ equity (impairment), and of cash flows for the three months ended March 31, 2004 and 2003. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements in order for them to be in conformity with generally accepted accounting principles.

As discussed in our report dated March 25, 2004, certain conditions indicate that the company may be unable to continue as a going-concern. The accompanying financial statements do not include any adjustments to the financial statements that might be necessary should the Company be unable to continue as a going-concern.

/s/ Rosenberg Rich Baker Berman & Company

Bridgewater, New Jersey
May 15, 2004